Exhibit 5.1

12636 High Bluff Drive, Suite 400 San Diego, California 92130-2071 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Orange County
June 1, 2009	Doha	Paris
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.
Moscow
Leap Wireless International, Inc.
Cricket Communications, Inc.
10307 Pacific Center Court
San Diego, CA 92121
Re:	Registration Statement on Form S-3 (No. 333-157690); 7,000,000 shares of Common Stock, par value $0.0001 per share
Ladies and Gentlemen:
     We have acted as special counsel to Leap Wireless International, Inc., a Delaware corporation (the “Company”), in connection with the issuance of 7,000,000 shares of common stock, $0.0001 par value per share (the “Shares”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2009 (Registration No. 333-157690) (the “Registration Statement”), a preliminary prospectus supplement dated May 28, 2009 and a base prospectus dated March 4, 2009 (the “Base Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Preliminary Prospectus”), and a final prospectus supplement dated May 28, 2009 and the Base Prospectus filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Preliminary Prospectus or Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

June 1, 2009

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated May 28, 2009 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP